Exhibit 10.6

OFFICER POLICY

Retirement

SCOPE:
Retirement for an Officer implies significant change in a relationship — typically of considerable duration — involving substantial commitment by and benefit to both the Officer and the firm. The retirement process and program should reflect the nature of this relationship. It is expected that both the Officer and the firm will feel a strong mutual obligation to conduct the retirement process with respect, dignity, and generosity.

To be most effective, the retirement process should be characterized by openness, honesty, clarity, and equitability. Both the process and post-retirement programs should foster close continuing relations between the retired Officer and the firm.

The retirement program is intended to facilitate transition to retirement. Performance issues will be treated independent of retirement considerations.
GENERAL POLICY STATEMENT:
An Officer is eligible to retire, with full retirement benefits, after a minimum of:
• Five years of service as an Officer and upon reaching age 60, or
• Ten years of service as an Officer and upon reaching age 50.
For business continuity and succession planning, an Officer is requested to provide written notification of intention to retire at least one year prior to the Officer’s anticipated retirement date to the Chief Personnel Officer. In order for a retirement to become effective and for the Officer to become entitled to the benefits described in this Policy a minimum of 6 months is required.  In some cases additional notification time may be necessary for business reasons and appropriate planning. During this notification period, the Officer shall retain the Officer’s current compensation and benefits. All or any portion of the notification period may be waived by the firm, but only upon the written approval of the Chief Personnel Officer. Former Officers rehired within five years from the date of the termination of their previous employment will be granted credit for prior service with the firm in determining eligibility for retirement benefits. Officers with more than a five-year break-in-service will not be given credit for prior service.

At the firm’s discretion, retiring officers may receive the firm’s transition benefits as outlined in the Transition Policy in lieu of all retirement benefits. Officers must make this request in writing to the Chief Personnel Officer.

At the firm’s discretion, Officers departing the firm who do not meet the eligibility criteria to retire as an Officer but have been with the firm for at least 25 years, in either an Officer or staff position, may be offered continued health and dental coverage in concert with the U.S. Retired Officer Medical and Dental Plan.
Approaching Retirement
When an Officer is within one year of retirement eligibility, he/she will be provided with an overview of retirement policies and benefits. Beginning at age 55, formal appraisals may specifically address the issue of the Officer’s future role. Officers are expected to inform their team/management of intentions regarding retirement well in advance to allow adequate time for transition planning and management.

Exhibit 10.6

OFFICER POLICY

Retirement may be staged in one of two ways:
• From full engagement to full retirement on an agreed date
• “Phase down” with reduced points, objectives, and level of effort over a period that is not expected to exceed three years. (The Flexible Work Arrangements Policy, which allows Officers and staff to work at less than 100% with compensation reduced accordingly, continues to be an option and is not affected by the Retirement Policy.)
Level of involvement, role, and activities of Officers in “phase down” mode will be agreed upon with the appropriate team/management and reviewed annually.

Retirement Payment
For each year of service as an Officer, an Officer is eligible for a retirement payment of $10,000, pro-rated as appropriate. An Officer’s eligibility to receive the retirement payment shall be determined on the following basis:

• The Officer has retired on his/her own volition, his/her employment with the firm has not been terminated by the firm, and he/she has not received severance benefits to which an Officer who has been terminated would be entitled, and
• The Officer has completed at least five years of service as an Officer and has reached the age of 60, or
• The Officer has completed at least 10 years of service as an Officer and has reached the age of 50.
• Any Officer terminated for cause will be ineligible to receive this payment.

Other Retirement-related Policies
The firm has established other Officer Policies that include provisions applicable to Officers upon retirement:

• Bonus Awards for Departing Officers
• Officer Perquisites - Financial Counseling (Pre-retirement)
• Retirement Celebration and Gift

Benefits in Retirement
Financial Counseling and Annual Physical Examinations
Upon retirement, $4,000 is available each year as a combined amount to be applied toward financial counseling/tax preparation assistance and/or an annual physical examination if not covered under the retired Officer’s medical insurance plan.

These benefits will be provided to non-U.S. citizen, non-U.S. based, retired Officers at the same pre-tax cost to the firm as incurred for U.S.-citizen/U.S.-based retired Officers.

Medical Insurance
Comprehensive medical insurance coverage will continue for U.S.-based/U.S.-citizen Officers in retirement under the U.S. Retired Officer Medical and Dental Insurance Plan or a successor plan (the “Retired Officer Medical Plan”); premiums are paid by the firm. If a retired Officer pre-deceases his/her spouse or domestic partner, the spouse/domestic partner can remain in the Retired Officer Medical Plan for life at the firm’s expense. Officers based outside the U. S. will be provided comparable coverage. (Coverage in the Medical Plus plan ends on the date of retirement.)

Exhibit 10.6

OFFICER POLICY

If during the five-year period after a “change in control” (as defined in the Amended and Restated Equity Incentive Plan) the Retired Officer Medical Plan is terminated or modified in a manner that is materially adverse to Officers or retired Officers, all Officers (and their spouses/domestic partners) and all retired Officers (and their spouses/domestic partners) who are covered by the Retired Officer Medical Plan will be guaranteed continued benefits under the Retired Officer Medical Plan through the fifth anniversary of the change in control. In addition, each Officer (or their spouse/domestic partner) and each retired Officer (or their spouse/domestic partner) who is covered by the Retired Officer Medical Plan shall be paid, during the 90-day period following the fifth anniversary of the change in control, an amount equal to the excess of the actuarial cost of the Officer’s (and their spouse’s/domestic partner’s) or retired Officer’s (and spouse’s/domestic partner’s) benefits under the Retired Officer Medical Plan that would be accrued on the firm’s financial statements on the fifth anniversary of the change in control in the absence of such termination or modification of the Retired Officer Medical Plan over the amount that is accrued on the firm’s financial statements on the fifth anniversary of the change in control giving effect to the termination or modification (but excluding any accrual for the payment itself). The actuarial and other assumptions used in calculating the accruals will be the same assumptions as those used to calculate the accrual immediately prior to the change in control, with such changes as are required under generally accepted accounting principles or as otherwise approved by a majority of the members of the firm’s leadership team, as constituted immediately prior to the change in control (the “CIC Team”).

The firm will notify the Officers of any termination or modification that will result in a payment under this policy within 30 days after a decision to terminate or modify the Retired Officer Medical Plan is approved and in any event no later than 90 days prior to the fifth anniversary of the change in control. Within 30 days after the fifth anniversary of the change in control, the firm will prepare and deliver to the CIC Team a statement setting forth the calculation of the aggregate payments to the Officers. The CIC Team, acting by majority vote, will have 30 days following receipt of the calculation to deliver a written notice that the Officers dispute the calculation of the payments, which notice will set forth in reasonable detail the basis for the dispute (e.g., mathematical errors or a change in assumptions other than as required by generally accepted accounting principles). If the CIC Team does not submit a notice of dispute prior to the end of the 30-day period, the calculation will be deemed final and binding. The firm and the CIC Team will work in good faith to resolve any dispute as promptly as possible. Any portion of the accruals that are not in dispute (i.e., the payment as originally calculated by the firm) will be paid to the Officers on or before the 90th day following the fifth anniversary of the change in control.
If the firm and the CIC Team are unable to resolve a dispute on or before the 30th day following receipt by the firm of the notice of dispute, the firm will retain a nationally recognized independent public accounting firm (the “Accounting Firm”) selected by the CIC Team to resolve any remaining disputes contained in the notice of dispute. The Accounting Firm will return a determination to the firm and the CIC Team as soon as practicable and no later than 60 days after being engaged to resolve the disputes. The determination of the Accounting Firm will be final and binding with respect to all disputes presented to it. The firm will pay any remaining amount within 30 days of the resolution of the dispute and, in any event, no later than December 31 of the year in which the Accounting Firm delivers its final determination. For purposes of this provision, “Officer” shall include those Vice Presidents of the firm who were Senior Directors as of 10/1/2009.

Retirement Plan
Retired Officers are eligible for a distribution of vested benefits from their firm-sponsored capital accumulation/retirement/pension plan, subject to plan distribution requirements.

Miscellaneous
The $10,000 per year retirement payment and the $4,000 annual combined financial counseling/physical exam payments are based on current economics and purchasing power. In the future, the Board is

Exhibit 10.6

OFFICER POLICY

expected to revise these amounts, at its discretion, to reflect purchasing power, point values, and the like.

Income taxes payable with respect to payments made under this policy are subject to determination based on the tax residence of the retired Officer.

Matters related to equity in Booz Allen Hamilton Holding Corporation from terminated Officers shall be under the authority of the Compensation Committee of the Board of Directors of Booz Allen Hamilton Holding Corporation, and shall be governed generally by the Amended and Restated Stockholders Agreement, applicable Stock Option Agreements and Restricted Stock Agreements, Amended and Restated Equity Incentive Plan (EIP), Rollover Stock Option Agreement, and Officers’ Rollover Stock Plan, as applicable.

Release of Claims
Retirement payments and benefits shall be contingent upon the Officer’s execution and non-revocation of a release of claims in the form provided by the firm. Any payment that would otherwise have been made during such execution and revocation period shall be paid in a lump sum on the first payment date to occur after the release becomes irrevocable, provided that, if such execution and revocation period spans more than one calendar year, no such payments shall be made until the first payroll date in the second calendar year. Failure by an Officer to execute an irrevocable release of claims within the time frame established by the firm will result in the Officer’s forfeiture of all payments and benefits otherwise due under this Policy.

POINTS OF CONTACT AND ADDITIONAL RESOURCES:
Any request for variations from this policy must be reviewed and approved by the Chief Personnel Officer.

DISCLAIMER

Please note that this policy and any other firm policies are not a contract and do not create any contractual relationship of any kind between the firm and any of its employees, including without limitation any right to continued employment for any period of time with the firm. Rather, this policy and other firm policies provide general guidance as to the firm's policies and procedures.

All employees are employed at all times "at-will," which means that either the employee or the firm has the right to terminate the employee's employment at any time for any or no reason with or without notice.

The policy applies to all directors, officers, and employees of the firm; the failure of any of these individuals to comply with the policy may result in disciplinary action up to and including termination of employment. In accordance with the Code of Business Ethics and Conduct (Green Book), all such individuals also are obligated to report any observed or reasonably suspected violations of this policy. The firm's non-retaliation policy applies to anyone making a report and is strictly enforced.

This policy is proprietary and confidential. The firm reserves the right to change, amend, or discontinue any or all of its policies and procedures, at any time in its discretion with or without notice. This policy supersedes any and all previous such firm policies that may at any time have been applicable to the employee.